Issuer Free Writing Prospectus filed pursuant to Rule 433

Supplementing the Prospectus Supplement dated August 25, 2022 and the Prospectus dated January 22, 2021

Registration No. 333-252342

Subject: Accelerate your investments: Competitive rates, no long-term commitment, simple sign-up

TOYOTA I lncomeDriver No tes Financial S e rvic es $ A COMPETITIVE RATE We offer a higher rate than most high - yield savings accounts - and even most CDs. ' NO LONG - TERM COMMITMENTS Unlike other financial products, lncomeDriver Notes® requires no long - term commitment. EASY SIGN - UP All it takes is a few minutes and an initial investment of just $500. Click below to drive your income further with lncomeDriver Notes® from Toyota Financial Services. ENROLL NOW V iew web version. ·interest r ste effective ss o f August 9, 2023 . The int er est r ste is vs is b le sn d su bj ect t o chsnge st sn y time. r 1 As o f August 21, 2023. nstionsl r stesf or 12•m on th snd 36 -- mon th CD r s tes were 1.7 6% snd 1.40% r espectively, snd s r e calOJlsted using sn snnusl pa oen tsge yield This inf orm ati on is bssed upon the r stes published by the Fed er al Deposit lnsu r snoe Corpor ati on . T oyo ta Finsncisl Services is s service msrk used t o msr!l:et the products o f T oyo ta Motor Cred it Corpor ati on snd lnoomeOriv er No tese is s r egistered tr sd ems rt o f T oyo ta Motor Cred it Corpor ati on . T oyo ta Motor Cred it Corpor ati on (" 'TMCC / hss filed s r egistration statement ( ind uding s prospe - ctus ) with the Secu r ities snd Exchange Comm issi on ('" SEC ; f or the o ff er ing t o which this communication r elates. Bef ore you invest yo u s h o u ld r esd the prospe - ctus in thst r eg istration statement snd o th er documents TMCC hss filed with the SEC f or more complete inf orm a ti on about TMCC snd this o ff er ing. You msy get these documents f or free by visiting the SEC website st W \ \ W,se - c.gov or by downloading them here. Alternatively. TMCC will s r r snge t o send you the prospectus if you r equest it by calling 1 - &<'4 - 4" 4 - < .., 73 . lnoomeDriver No tese s r e svsils b le t o individuals snd entities with s U.S. add r ess snd social secu r ity number or Fed er al Tax ID number. lnoomeDri ver No teses r e unseo.z r ed debt ob ligati on s solely o f TMCC snd s r e not ob ligati on s o f. or di r ectly or indi r ectly gus r snte,ed. by T oyo ta Motor Corpor ati on, T oyo ta Finsncisl Services Corpor ati on, or sn y o f the i r r espe - ctive sffilistes. The lnoomeDriv er No tese will hsve the benefit o f a ed it support ag r eements ss desaibed in t he prospectus filed with the SEC. lnoomeDri ver No tese do not constitutes savings. deposit or o th er bsn!< sooount snd s r e not insu r ed by or su bject t o the protection o f the Fed er al Deposit lnsu r snoe Corpor ati on . lnoomeDri ver No teses r e not s money msr!l:et fund, which s r e typically diversified funds consisting o f sh ort• term debt secu r ities o f msny issuers, snd th ere f ore do not meet the diversification snd investment quality stsnds r ds set f orth f or money msrli:et funds by the Investment Company Ad o f 1 9 - 40 . YOUR PRI VACY RIGHTS T o UNSUBSCRIBE from futu eg a r e emsi l fro m T oyo t a Finsncis l Ser v ice s r r ding lnoomeDri ver No tese , lesse dick here . This T oyo ta Finsncisl Serv ices msrli:eting communication is intended f or r esidents o f the United States on ly. T oyo ta Finsncisl Services 6565 Hesdqusrters Drive Msil DropW2•1C Plan o, TX 75024 ©Toyota Finsncisl Serv ices. All r ight s r eserved . LEARN MORE